SEPARATION AGREEMENT AND
RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made by and between Lisa M. Wesolek (“Employee”), and Diamond Hill Capital Management, Inc. (“Employer” or “Company”).

WHEREAS, Employee’s employment with Employer will terminate effective December 31, 2018 (the “Separation Date”);

WHEREAS, Employee and Employer wish to enter into an agreement providing for an orderly separation of Employee’s employment and providing consideration for Employee to which Employee is not or may not be otherwise entitled;

NOW THEREFORE, in exchange for and in consideration of the mutual promises contained herein, along with other good and valuable consideration, Employer and Employee hereby agree as follows:

1.Employment Terms. Through the Separation Date, Employee agrees to conduct herself at all times in a professional and appropriate manner, to diligently complete any work, and only such work, as assigned to Employee by the Company's Board or Chief Executive Officer, to make herself reasonably available to the executive leadership team during the transition period leading up to the Separation Date, and to abide by all Company policies and practices governing Employee’s employment.

2.Separation Benefits. Employer shall provide Employee with the following benefits (the “Separation Benefits”) in connection with Employee’s separation of employment with Employer:

(a)Salary at Employee’s current base salary of Twenty Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($20,833.33) per month including continuation of Employee’s 401K match, through December 31, 2018 (the “Salary Continuation Payments”), paid in accordance with existing Employer policy and payroll procedures;

(b)A payment in the gross amount of One Million Five Hundred Fifteen Thousand Dollars ($1,515,000.00) (the “Supplemental Payment”), contingent on Employee signing a Supplemental Release following and valid through the Separation Date, in the form attached hereto as Exhibit A. The Supplemental Payment will be paid on the first regularly scheduled payroll date following the effective date of the Supplemental Release; and

(c)In the event that Employee elects continuation of health and/or dental benefits pursuant to COBRA at any time following the Effective Date hereof, Employer will pay

100% of the premiums for such coverage as long as such COBRA coverage is legally available to Employee. Information regarding Employee’s COBRA rights and how to elect continuation coverage shall be provided under separate cover as required by law.

The Separation Benefits described in this paragraph shall be the only payments and other benefits provided to or on behalf of Employee by Employer hereunder, and no interest on such amounts shall be paid. Employer shall withhold all federal, state, and local taxes from the Salary Continuation Payments and the Supplemental Payment as required by law, and will report all payments required hereby on IRS Form W-2. Employee acknowledges and agrees that no additional amounts are owed or will be paid to Employee for unused vacation, bonuses, commissions, sales-based incentive compensation, stock grants, or otherwise. Except as otherwise required herein, by law, and/or by the applicable plan documents, all benefits provided to Employee by Employer will cease on the Separation Date. Employee further acknowledges the receipt of all wages and other compensation or benefits to which Employee is entitled as a result of Employee’s employment with Employer through the Effective Date of this Agreement.

3.Unvested Restricted Stock Grants. All unvested restricted stock grants of shares of Diamond Hill Investment Group, Inc. shall be forfeited in their entirety upon the Effective Date of this Agreement.

4.Fully Vested Sale-Restricted Stock Grants. Employee owns 21,336 shares of fully vested common stock of Diamond Hill Investment Group, Inc. Of these, 10,926 shares have sale restrictions that extend to various dates past the Separation Date. The Company agrees to remove the sale restrictions on these shares effective January 1, 2019.

5.Release in Full of All Claims. Employee, on her own behalf and on behalf of Employee’s heirs, administrators, executors, agents, and assigns, does hereby forever release and discharge Employer and its agents, servants, parents, subsidiaries, affiliates, divisions, members, trustees, partners, officers, directors, employees, agents, attorneys, successors, predecessors, administrators, and assigns (hereinafter “the Released Parties”), from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this paragraph include all rights and claims relating to Employee’s employment with Employer and the termination thereof, including without limitation any claims Employee may have under the Family and Medical Leave Act, the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Ohio Securities Act, Ohio R.C. Chapter 4112, any claims against Diamond Hill’s 401k Plan, and any other federal, state, or local laws or regulations governing employment relationships. This Release specifically and without limitation includes a release of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of Employer or the other Released Parties occurring prior to the execution of this Agreement. The Release contained herein does not apply to rights or claims first arising after the Effective Date of this Agreement. Employee is cautioned and encouraged to seek the advice of counsel of Employee’s own choosing before signing this Agreement.

6.Knowing and Voluntary Act. Employee acknowledges and agrees that the release set forth above is a general release. Employee, having been encouraged to and having had the opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Employee does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to enter into this Agreement. Employee further agrees that Employee accepts the Separation Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Employee believes. Employee further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Employee provides this release voluntarily and with full knowledge and understanding of the terms hereof.

7.No Claims, Charges, or Damages. Employee represents that Employee knows of no facts or circumstances that would give rise to a claim of, by, or for Employee against Employer under the Fair Labor Standards Act of 1938, as amended, or any state workers’ compensation law. Employee further represents that Employee knows of no actions at law or in equity, or of any administrative proceedings or complaints, that are currently pending or filed that relate to Employee’s employment with, or separation from employment with, Employer. If any such actions, complaints, or proceedings are currently pending, Employee expressly agrees to dismiss them with prejudice.

8.Compliance With Older Worker Benefit Protection Act. Employee specifically acknowledges and understands that this Agreement is intended to release and discharge any claims Employee may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act. Accordingly, Employee has 21 days in which to consider this Agreement and return a signed copy, though she may accept this Agreement at any time prior to the expiration of this consideration period. To accept, Employee must deliver an original signed copy of this Agreement to Jill Williams, Director of Human Resources, Diamond Hill Capital Management, Inc., 325 John H. McConnell Blvd., Suite 200, Columbus, Ohio 43215. Thereafter, Employee will have 7 days from the date she executes this Agreement in which to revoke her acceptance, which period is not subject to waiver or reduction. To revoke, Employee must deliver written notice of revocation to Jill Williams such that the notice is received on or before 5:00 P.M. on the seventh day following Employee’s execution of this Agreement. This Agreement will not be effective or enforceable until the revocation period has expired, provided that during such time Employee does not revoke Employee’s acceptance (the “Effective Date”).

9.Return of Property. Employee agrees to return all Company property remaining in Employee’s possession or control, including without limitation any and all equipment, documents, credit cards, hardware, software, source code, data, keys, or access cards, on or before the Effective Date. Employer agrees to grant Employee access to her office during nonbusiness hours to retrieve her personal items.

10.Confidentiality; Non-Disparagement. (i) Employee agrees to keep the terms and conditions of this Agreement confidential. Except as specifically set forth below or to the extent that such information has to be made publicly available by virtue of any required regulatory filing, Employee agrees not to, at any time, disclose the terms of this Agreement, in whole or in part, or any fact concerning the negotiation, execution, or implementation of this Agreement, including the existence and amount of the Separation Benefits; provided, however, that Employee may discuss the terms of this Agreement with: (a) Employee’s attorney, tax advisor, and immediate family, on condition that any such persons agree in advance to keep such terms confidential and not disclose them to others; (b) any court of competent jurisdiction, the Internal Revenue Service, or other governmental agency, upon proper lawful request by such court or agency enforceable by law compelling such disclosure; and (c) upon written consent of Employer. Employee further agrees not to reveal to any person, unless authorized by Employer in writing, any information relating to or concerning the confidential business, financial, or personal affairs of Employer, the other Released Parties, or any Clients of Employer or the other Released Parties, and agrees not to do or say anything to disparage Employer or any other Released Party or harm the business reputation enjoyed by Employer or any other Released Party with its clients or in the community at large.

(ii) Likewise, Employer’s Executive Leadership Team shall keep the terms and conditions of this Agreement confidential and shall not, at any time, disclose the terms of this Agreement, in whole or in part, or any fact concerning the negotiation, execution, or implementation of this Agreement, including the existence and amount of the Separation Benefits, except to the extent that such information has to be made publicly available by virtue of any required regulatory filing; provided, however, that Employer may disclose such information as required by law or to persons Employer reasonably deems have a need to know such information in connection with the operation of Employer’s business, on condition that all such persons agree in advance to keep such terms confidential and not to disclose them to others. Employer also agrees that its Executive Leadership Team shall not make any statements disparaging Employee’s reputation or her tenure with Employer.

The provisions of this paragraph are expressly acknowledged by both parties to constitute material consideration for the obligations under this Agreement.

11.Medicare Certification. Employee warrants that Employee is not a Medicare beneficiary as of the date of this release, and no conditional payments have been made to Employee by Medicare.

12.Employment References. Employee should direct any prospective employer seeking a job reference relating to Employee’s employment with Employer to contact Jill Williams, and Employer will instruct Ms. Williams that, upon receipt of such a request, she is to provide only information relating to Employee’s dates of employment and positions held with Employer.

13.Non-Admission. This Agreement is not to be construed as an admission of liability or wrongdoing on the part of any party. Employee and Employer further understand and agree that this Agreement shall not be admissible as evidence in any federal, state, county, municipal, or administrative proceeding, except that Employee and Employer may submit this Agreement to the appropriate court or agency in the event the other party breaches the same.

14.Right to Damages; Return of Separation Benefits. In the event it is determined by an appropriate court that either party to this Agreement has not acted in accordance with their respective obligations under the provisions of this Agreement, the aggrieved party may recover any applicable damages, including without limitation, for Employer, the value of the Separation Benefits provided in accordance with this Agreement together with the legal rate of interest for judgments under Ohio law, and for Employee, any unpaid Separation Benefits together with the then legal rate of interest for judgments under Ohio law. In the event that Employee files any legal action asserting any claim released in accordance with this Agreement, then Employee agrees that Employee shall immediately repay to Employer the value of the Separation Benefits and shall also pay Employer the then legal rate of interest for judgments under Ohio law, computed on the value of the Separation Benefits beginning from the date that said Separation Benefits were provided, as a condition precedent to the maintenance of such a lawsuit; provided, however, that the terms of this paragraph shall not permit the setting aside of this Agreement by repayment of the value of the Separation Benefits without adjudication by a court that this Agreement is otherwise invalid.

15.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio.

16.Choice of Forum. The parties to this Agreement agree that jurisdiction for any action filed to enforce this Agreement or any provision hereof, or any action which involves interpretation of this Agreement or any provision hereof, shall be proper only in state court located in Franklin County, Ohio, or in federal court located in Columbus, Ohio.

17.No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants, or conditions hereof.

18.Enforceability. This Agreement shall be construed and interpreted so as to be enforceable to the fullest extent permitted by law. If any provision of this Agreement shall be determined to be unlawful, improper, or unenforceable for any reason in any jurisdiction, such unenforceability shall not affect its validity or enforceability in any other jurisdiction, nor shall it affect the validity or enforceability of any other provision hereof.

19.Modifications. No modification or amendment of this Agreement shall be effective unless the same be in a writing duly executed by all the parties hereto.

20.Entire Agreement. This Agreement sets forth the entire Agreement between Employer and Employee and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter herein.

21.Execution in Parts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute a single memorandum.

22.Binding Agreement. This Agreement shall be binding on any successors, assigns or entities that acquire or merge with Employer or purchase a controlling interest in Employer.

23.Attorney Fees. In the event either party is required to file a lawsuit to enforce her or its rights under this Agreement, or to defend against a claim that she or it violated the Agreement in any respect, the prevailing party shall be entitled to recover her or its legal fees and costs in the court proceeding up to a maximum of $50,000 if Employee prevails and a maximum of $25,000 if Employer prevails.

24.Voluntary Acts. EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND UNDERSTANDS THE TERMS OF THIS AGREEMENT, THAT EMPLOYEE HAS BEEN ADVISED AND ENCOURAGED TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING, IF DESIRED, HAS RECEIVED ALL THE ADVICE EMPLOYEE DEEMS NECESSARY CONCERNING THIS AGREEMENT, AND THAT EMPLOYEE HAS CHOSEN TO ENTER INTO THIS AGREEMENT FREELY, KNOWINGLY, AND VOLUNTARILY.

IN WITNESS WHEREOF, Employee and Employer hereby execute this Agreement on the date indicated below.

Dated:	5/30/2018	/s/ Lisa M. Wesolek
Lisa M. Wesolek

Dated:	5/30/2018	DIAMOND HILL CAPITAL MANAGEMENT, INC.

		By:	/s/ Thomas E. Line
		Its:	Chief Financial Officer